Exhibit 99.2

RTI INTERNATIONAL METALS TO ACQUIRE REMMELE ENGINEERING FOR $182.5 MILLION

Transaction strengthens RTI’s downstream position as a leading provider of advanced titanium products and services

Enhances RTI’s precision machining and collaborative engineering capabilities in the aerospace and defense market and provides access to the significant growth opportunities in the medical device market

PITTSBURGH, Pa. – January 10, 2012 – RTI International Metals, Inc. (NYSE: RTI) (“RTI”), a global supplier of advanced titanium mill products and fabricated components, today announced that it has entered into a stock purchase agreement under which it will acquire Remmele Engineering, Inc. (“Remmele”) in a transaction valued at $182.5 million, with approximately $164.5 million in available cash and the assumption of approximately $18.0 million in debt. Remmele, acquired by Goldner Hawn Johnson & Morrison, Incorporated in 2007, provides precision machining and collaborative engineering, as well as other key technologies and services, for the aerospace and defense and medical device sectors. The acquisition is being financed from the deployment of RTI’s existing cash reserves. It is expected to close before the end of the first quarter of 2012 and be immediately accretive to earnings.

The acquisition is expected to accelerate and dramatically transform RTI’s downstream fabrication strategy in the aerospace and defense sector while providing entrance to new contract manufacturing end markets, such as the fast-growing medical device market. Customers of the combined organization will benefit from the complementary strengths of RTI and Remmele as an integrated titanium manufacturer. Remmele’s expertise in engineering and precision machining of titanium for the medical device sector is expected to enhance RTI’s aerospace and defense capabilities, and RTI’s titanium manufacturing experience will help broaden the product offering to Remmele’s existing customers, and open the door to serving new customers.

“I am pleased to have such a high quality organization become part of RTI. Remmele has a strong reputation among many of our shared aerospace and defense customers and holds the same standing in the medical device market,” said Dawne S. Hickton, Vice Chair, President, and CEO of RTI. “Our aerospace and defense customers are increasingly looking for partners that can provide a broader, more complete offering of titanium products and services alongside best in class engineering design, and this acquisition directly addresses that need. The addition of Remmele’s advanced manufacturing platform and expertise reinforces RTI’s position as the supplier of choice for advanced, high quality titanium fabricated products and precision machined components.”

Transaction Highlights

Upon the closing of the transaction, Remmele’s key senior leadership will remain with and continue to lead the Remmele organization.

The deal is expected to be immediately accretive to RTI’s earnings per share, before including the anticipated benefit from any cost or revenue synergies. The combination is also expected to provide meaningful revenue synergies through the expanded product offering to existing and prospective customers.

Following the close of the transaction, it is expected that RTI’s cash, cash equivalents and highly liquid investments would total approximately $165 million, leaving ample liquidity to pursue future strategic initiatives.

The proposed transaction is expected to close during the first quarter of 2012, subject to customary closing conditions, including regulatory approvals.

Barclays Capital acted as financial advisor to RTI, and Buchanan Ingersoll & Rooney PC acted as RTI’s legal advisor. Greene Holcomb & Fisher LLC was the financial advisor to Remmele, and Faegre Baker Daniels LLP acted as the legal advisor.

Conference Call / Webcast

RTI will hold an analyst and investor call / webcast today, January 10, 2012, at 8:30 a.m. ET to discuss the acquisition. The webcast along with a presentation to investors can be accessed at the time of the call on RTI’s investor relations page at http://rtiintl.com/investor-relations.html. The conference call can also be accessed by dialing (888) 874-9470 (International Dial-In: (973) 935-8772). A replay will be available within 24 hours.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, global economic conditions, the competitive nature of the markets for specialty metals, the ability of RTI to obtain an adequate supply of raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and the exhibits attached to those filings. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world’s most technologically sophisticated applications in commercial aerospace, defense, propulsion, energy, industrial, chemical, and medical markets.

For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

Contacts

Rich Leone

Director – Investor Relations

RTI International Metals, Inc.

330-544-7622

rleone@rtiintl.com

Stan Neve de Mevergnies / Shahed Larson

Brunswick Group

212-333-3810

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